Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-132405 and No. 333-138917) of Averion International Corp. (formerly IT&E International Group, Inc.) (the “Company”) of our report dated March 29, 2007, relating to the consolidated financial statements as of and for the years ended December 31, 2006 and 2005, which appear in this Form 10-KSB.

We also hereby consent to the inclusion of our report dated March 29, 2007, relating to the consolidated financial statements as of and for the years ended December 31, 2006 and 2005, which appear in this Form 10-KSB in the prospectus supplement related to the Company’s Registration Statement on Form SB-2 (No. 333-131756).

/s/ Schneider Downs & Co., Inc.

Columbus, Ohio
March 29, 2007